Exhibit 99.1

WAUSAU PAPER TO INVEST $31 MILLION IN

TOWEL MACHINE REBUILD

INVESTMENT TO INCREASE CAPACITY AND PRODUCT CAPABILITIES OF COMPANY’S MIDDLETOWN, OHIO MILL

MOSINEE, WI – December 19, 2007 – (Business Wire) – Wausau Paper (NYSE:WPP) today announced that its Board of Directors approved a $31 million capital investment that will increase toweling capacity at its Middletown, Ohio mill by 16,000 tons annually.  The rebuild, scheduled for completion in the first quarter of 2009, will utilize state-of-the-art technology to substantially improve manufacturing capabilities and capacity, support future product introductions, and reduce manufacturing costs.

“We continue to be very pleased with the operating margins generated by our Towel & Tissue segment and this project reflects our commitment to reinvest in the business to drive profitable growth,” stated Thomas J. Howatt, Wausau Paper president and chief executive officer.  “The capacity and product capabilities of this rebuild directly support our expectations for continued growth of our higher-margin value-added products, such as our highly successful Green Seal®-certified EcoSoft® line of environmentally preferable products, and at the same time provide returns well in excess of our target return rate for major capital projects.”

About Wausau Paper:

Wausau Paper offers a complete line of Bay West® brand towel, tissue, wiper, soap and dispensing systems for the away-from-home washroom market.  The Bay West® product line includes EcoSoft™ and EcoSoft™ Green Seal® 100% recycled towels and tissue, DublSoft® premium towels and tissue, Dubl-Tough® industrial wipers, Silhouette® dispensers, and the Wave’n Dry® dispenser.  For more information on Bay West® products and services, please contact the customer service department at 1-800-723-0001 or e-mail inquiries to contactbaywest@wausaupaper.com

Wausau Paper, with record revenues of $1.2 billion in fiscal 2006, produces and markets fine printing and writing papers, technical specialty papers, and "away-from-home" towel and tissue products. To learn more about Wausau Paper visit:  www.wausaupaper.com.

Green Seal® is a registered trademark of Green Seal, Inc., in Washington D.C., and is used by permission.

Safe Harbor under the Private Securities Litigation Reform Act of 1995: The matters discussed in this news release concerning the company’s future performance or anticipated financial results are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995.  Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in these statements.  Among other things, these risks and uncertainties include the strength of the economy and demand for paper products, increases in raw material and energy prices, manufacturing problems at company facilities, and other risks and assumptions described under “Information Concerning Forward-Looking Statements” in Item 7 and in Item 1A of the company’s Form 10-K for the year ended December 31, 2006.  The company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.